Exhibit (g)(1)(b)

FORWARD FUNDS AMENDED APPENDIX A

AS OF DECEMBER 30, 2013

By this Amended Appendix A to the Global Custodial Services Agreement, dated October 24, 2012

(as may be amended from time to time) the Parties hereby agree and acknowledge the Appendix A is amended and replaced in its entirety by this Appendix A as of this date.

Forward Balanced Allocation Fund

Forward Commodity Long/Short Strategy Fund

Forward CorePlus Fund

Forward Credit Analysis Long/Short Fund

Forward Dynamic Income Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Focus Fund

Forward Frontier Strategy Fund

Forward Global Credit Long/Short Fund

Forward Global Dividend Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income & Growth Allocation Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund

Forward Managed Futures Strategy Fund

Forward Multi-Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Select Opportunity Fund

Forward Small Cap Equity Fund

Forward Strategic Alternatives Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward Total MarketPlus Fund

Forward U.S. Government Money Fund

(Signature page to follow)

GCSA 2000 NY – V.11.9.2002 (Neg) Forward Funds Fund Appendix

CITIBANK, N.A.,		CLIENT, FORWARD FUNDS, a Delaware Statutory Trust

By:	/s/ Peter Verduin	By:	/s/ Barbara Tolle
Name:	Peter Verduin	Name:	Barbara Tolle
Title:	Managing Director, Citigroup	Title:	Treasurer

Date:	01/09/14	Date:	December 30, 2013

GCSA 2000 NY – V.11.9.2002 (Neg) Forward Funds Fund Appendix